Exhibit 10.2

Zhibao Technology Inc.

September 17, 2026

3i, LP

2 Wooster Street, 2nd Floor

New York, NY 10013

Attention: Maier J. Tarlow

Dear Mr. Tarlow:

Reference is made to (a) that certain Securities Purchase Agreement, dated as of April 8, 2026 (as amended by the Amendment (as defined below), the “SPA”), between Zhibao Technology Inc. (the “Company”) and 3i, LP (the “Investor”), (b) that certain Security Agreement, dated as of April 10, 2026 (the “Security Agreement”), between the Company and the Investor, (c) that certain Senior Secured Convertible Note issued by the Company to the Investor on April 10, 2026 (the “First Note”), (d) that certain Senior Secured Convertible Note issued by the Company to the Investor on June 5, 2026 (the “Second Note”) and (e) that certain Amendment to Senior Secured Convertible Notes and Securities Purchase Agreement (the “Amendment”) dated September 17, 2026. Capitalized terms used and not defined herein have the meanings given them in the Amendment.

By signing below, the undersigned parties agree as follows:

1.	The Company shall provide updated Disclosure Schedules to the SPA with respect to Sections 3(c), 3(q) and 3(y) of the SPA prior to or at the first Additional Closing (the “Subject Closing”) for a Note in the original principal amount of $1,000,000 for the purchase price of $900,000.

2.	With respect to the Subject Closing only, the Investor hereby waives the following closing conditions:

(a)	the Equity Conditions (as defined in the Notes);

(b)	the Additional Funding Conditions;

(c)	those conditions set forth in Section 7(c) of the SPA, provided that the Company shall provide the instructions to the Transfer Agent set forth therein promptly following the Subject Closing;

(d)	those conditions set forth in Section 7(d) of the SPA that the Company shall have delivered to the Investor a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries in each such entity’s jurisdiction of formation issued by the Cayman Islands Registrar of Companies (or comparable office) of such jurisdiction of formation as of a date within thirty (30) days of the applicable Closing Date;

(e)	those conditions set forth in Section 7(f) of the SPA that the Company shall have delivered to the Investor a certified copy of the Charter stamped by the Cayman Islands Registrar of Companies within thirty (30) days of the applicable Closing Date;

(f)	those conditions set forth in Section 7(g) of the SPA that each Subsidiary shall have delivered to the Investor a certified copy of its Certificate of Incorporation (or such equivalent organizational document) as certified by the Cayman Islands Registrar of Companies (or comparable office) of such Subsidiary’s jurisdiction of incorporation within thirty (30) days of the applicable Closing Date;

(g)	those conditions set forth in Section 7(j) of the SPA that Company shall have delivered to the Investor a letter from the Transfer Agent certifying the number of Ordinary Shares outstanding on the applicable Closing Date; and

(h)	those conditions and requirements set forth in the Security Agreement that the Investor shall deposit 40% of the purchase price paid in the Subject Closing into the DACA Account (as defined in the Security Agreement).

In the event of any inconsistency between the Transaction Documents (as defined in the SPA) and this letter, the terms of this letter shall prevail, provided that except as otherwise expressly provided for in this letter, nothing contained herein shall be deemed or construed to amend or modify the Transaction Documents or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

Please execute a copy of this letter signifying your agreement to its terms.

Very truly yours,

Zhibao Technology Inc.

By:	/s/ Jinmei Guo Hellstroem
Name: Jinmei Guo Hellstroem
Title: Chief Executive Officer

Agreed and accepted:

3i, LP

By: 3i Management LLC, its General Partner

By:	/s/ Maier J. Tarlow
Name:	Maier J. Tarlow
Title:	Manager

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